CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Legal Counsel" and "Disclosure of Portfolio Holdings Policies and Procedures" in the Statement of Additional Information and to the use of our report dated December 10, 2004, on the financial statements and financial highlights of AIG Series Trust (comprised of 2010 High Watermark Fund, 2015 High Watermark Fund, and 2020 High Watermark Fund) as of and for the period from June 25, 2004 through October 31, 2004, which is incorporated by reference in the Post-Effective Amendment Number 5 to the Registration Statement (Form N-1A No. 333-111662).

                                                     ERNST & YOUNG LLP


Houston, Texas
February 14, 2005